Exhibit 10.1

STATE OF TEXAS	§
§
COUNTY OF TAYLOR	§

AGREEMENT FOR FINANCIAL ASSISTANCE

This Agreement is effective the 1st day of March 2005, by and between the Development Corporation of Abilene, Inc. (“DCOA”), a Texas corporation formed pursuant to Tex. Rev. CIV. Stat. Ann. Art. 5190.6, and Transcend Services, Inc. (“TRANSCEND”), a Delaware corporation authorized to do business in Texas, with headquarters located at 945 East Paces Ferry Road, Suite 1475 Atlanta, GA 30326-6629. For purposes of this Agreement, TRANSCEND shall include its affiliates, subsidiaries, and any related company.

WITNESSETH:

That for and in consideration of the covenants, promises, and agreements set forth herein, it is mutually agreed as follows:

I.	PURPOSE

DCOA is authorized by the Development Corporation Act of 1979 to provide financial assistance to corporations in order to facilitate the expansion and/or retention of primary employment or to attract major investment that would contribute to the economic development of the City of Abilene. DCOA shall act through its agent, the Chief Executive Officer, or his/her duly authorized representative, unless otherwise stated in this Agreement.

TRANSCEND operates a facility in Atlanta, Georgia, transcribing medical information for doctors and hospitals across the United States. TRANSCEND intends to expand their operations into Abilene, Texas, creating a medical transcription training center and regional office in leased office space with many of its employees working from home (the “Facility”). DCOA agreed to provide job creation/retention incentive payments of up to $2,000,000 for up to 208 new jobs created within five years with incentives earned up to eight years in the total amount of $2,000,000; $1,000,000 as an earnable loan to offset start-up costs, first year operating losses and to support the creation on 104 new jobs and $1,000,000 as an earnable loan to be paid upon hiring of the 105th employee by TRANSCEND to support the creation of an additional 104 new jobs.

II.	DUTIES

A.	DCOA shall:

1.	Provide a loan of One Million and no/100’s Dollars ($1,000,000) to offset start-up costs, first year operating losses and to support creation of 104 new jobs.

The loan will be for five years at 0% interest. The note will be secured by current and future furniture and equipment in the Abilene, Texas, and Atlanta, Georgia operations at 50% of depreciated value and a letter of credit in the amount of $150,000 issued by the Bank of America. Principal reductions will be earned by TRANSCEND a.) at an accelerated rate of $25,000 per month for the first 6 months, and for the first fifteen employees hired for a total principal reduction of $150,000 and release of the letter of credit referenced above, and, b.) at the quarterly rate of 1/20th of the DCOA Assistance per New Job amount listed below for each additional FTE created. A full-time equivalent employment position is one that provides 520 hours, including all paid leave and excluding any overtime.

2.	Provide a second loan of One Million and no/100’s Dollars ($1,000,000) to support creation of an additional 104 new jobs, payable upon TRANSCEND hiring its 105th employee.

The loan will be for five years at 0% interest. The note will be secured by a letter of credit issued by the Bank of America as security for the loan, or another form of security acceptable to both parties. Principal reductions will be earned by TRANSCEND at the quarterly rate of 1/20th of the DCOA Assistance per New Job amount listed below for each additional FTE created. A full-time equivalent employment position is one that provides 520 hours, including all paid leave and excluding any overtime. The letter of credit may be reduced quarterly to match the outstanding principal balance of the loan.

DCOA Assistance per New Job

Jobs	Annual Salary	Job Creation Incentives
200 Transcribers	$34,000 annually av. 200 X $ 9,535 =	$1,907,000
3 Trainers	$40,000 annually 3 X $12,500 =	$37,500
1 Manager	$50,000 annually 1 X $16,000 =	$16,000
1 IT Support	$35,000 annually 1 X $9,000 =	$9,000
1 Sales	$55,000 annually 1 X $16,000 =	$16,500
1 Custodian	$25,000 annually 1 X $7,000 =	$7,000
1 Secretary	$12 hourly ($25K/yr) 1 X $ 7,000 =	$7,000

Total		$2,000,000

Agreement for Financial Assistance

The job creation period for the first loan is five years and begins March 1, 2005 and ends February 28, 2010. Quarterly certifications shall be made by TRANSCEND within 90 days of the end of each quarter, and DCOA shall make principal reductions based on FTE’s certified in the salary ranges listed above. Attached Exhibit “A” depicts an ideal job certification form.

The job creation period for the second loan is five years and begins on the date of loan closing and ends sixty months later. Quarterly certifications shall be made by TRANSCEND within 90 days of the end of each quarter, and DCOA shall make principal reductions based on FTE’s certified in the salary ranges listed above.

Average salary levels indicated in the above table must be met for each position after 1 year to receive the corresponding assistance credit, and may include any non-mandatory benefits provided the employee by TRANSCEND (i.e. health insurance, retirement). The average salary level must also be maintained or exceeded for each employee throughout the five-year term.

If any new FTEs are created during years two and three of either job loan period, the prorated credit will be extended up to two additional years (2011 and 2012 for the first loan) to allow TRANSCEND to realize the full benefit of the incentive for each FTE created.

3.	Have the right to periodically verify the terms and conditions of this Agreement including, but not limited to, the number of persons employed by TRANSCEND, the addresses of those persons, the number of hours each employee worked during the previous 12 months, and the cumulative payroll for TRANSCEND’s Abilene, Texas operation.

4.	Have the right to request and/or inspect TRANSCEND’s books and financial records reflecting TRANSCEND’s financial condition to confirm compliance with this Agreement.

5.	For the purposes of this agreement, TRANSCEND may create up to 10% of its total new employment through acquisition of medical transcription companies operating within Abilene and its extraterritorial jurisdiction.

B.	TRANSCEND shall:

1.	Create a minimum of 208 FTEs at the Facility during the job creation period described in Section II, A., 2., above.

Agreement for Financial Assistance

2.	Quarterly, within 90 days of the end of the previous quarter, certify in writing to DCOA the number of employment positions which have been created and/or retained at the Facility. All lists submitted shall contain the number of persons employed at the Facility by TRANSCEND; the names and addresses of those persons; the number of hours each employee worked during the previous 3 months; and the cumulative payroll for the Abilene operation. Upon written request by DCOA, TRANSCEND shall provide an interim report with the number of employment positions retained (for statistical use only). Attached Exhibit “A” depicts an ideal job certification form.

3.	Provide DCOA with the first opportunity to make a proposal in the event that TRANSCEND considers establishment of a.) a data center and /or hot site outside Atlanta, Georgia, b.) a regional headquarters for Texas or for a multi-state region including Texas and/or c.) other new operations requiring a capital investment in excess of $50,000 and/or the creation of additional employment opportunities in excess of 25, excluding acquisitions.

4.	Certify in writing as of the anniversary of the job creation period that at least 51% of the employment positions created and retained at the Facility have been made available to residents of Abilene or Abilene’s Extraterritorial Jurisdiction (ETJ).

5.	Comply with all relevant local, state, and federal laws and regulations including, but not limited to Building, Plumbing, Water, Electrical, Mechanical, and Fire Codes. TRANSCEND shall obtain all required permits and licenses necessary to conduct business within all applicable jurisdictions.

6.	Shall not cause or permit the presence, use, disposal, storage, or release of any hazardous substances on or in the Facility. TRANSCEND shall not do, nor knowingly allow anyone else to do, anything affecting the Facility that would be in violation of any environmental law. The preceding two sentences shall not apply to the presence, use, or storage on the Facility of small quantities of hazardous substances that are generally recognized to be appropriate to normal commercial uses in TRANSCEND’s business and to maintenance of the Facility.

TRANSCEND shall promptly give DCOA written notice of any investigation, claim, demand, lawsuit or other action by any governmental or regulatory agency or private party involving the Facility and any hazardous substance or environmental law of which TRANSCEND has actual knowledge. If TRANSCEND learns, or is notified by governmental or regulatory authority, that any removal or other remediation of any

Agreement for Financial Assistance

hazardous substances affecting the Facility is necessary, TRANSCEND shall promptly take all necessary remedial actions in accordance with environmental law.

As used in this paragraph, “hazardous substances” are those substances defined as toxic or hazardous substances by environmental law and the following substances: gasoline, kerosene, other flammable or toxic petroleum products, toxic pesticides and herbicides, volatile solvents, materials containing asbestos or formaldehyde, and radioactive materials. As used in this paragraph, “environmental law” means applicable local, state, and/or federal laws and regulations that relate to health safety or environmental protection.

7.	Provide, subject to TRANSCEND’s security requirements, reasonable access to and authorize reasonable inspection of the Facility at mutually agreed upon times by DCOA or its representatives, to confirm the specifications and conditions of this Agreement have been met.

8.	Agree to forego seeking tax abatement on any and all real and personal property in Abilene for as long as said assistance remains outstanding.

9.	Provide financial information and execute all necessary agreements including but not limited to this Agreement. TRANSCEND represents that it has the financial capability to perform under this Agreement and will provide such financial information as reasonably requested by DCOA.

10.	Maintain a system of accounting that is generally accepted in the United States of America, and permit DCOA’s officers or authorized representatives to visit, examine, audit, inspect, and make and take away copies or reproductions of TRANSCEND’s book of accounts and other records at least once quarterly as DCOA may desire. Unless written notice of another location is given to DCOA, TRANSCEND’s books and records will be located at 945 East Paces Ferry Road, Atlanta, GA.

11.	Furnish to DCOA year end financial statements to include balance sheet, operating statement and surplus reconciliation, together with an officer’s certificate of compliance with this Agreement, within one hundred twenty (120) days after the end of each annual accounting period.

Promptly provide DCOA with such additional information, reports or statements respecting its business operations and financial condition as DCOA may reasonably request from time to time.

12.	Maintain insurance with responsible companies on such of its Abilene, Texas Facility (leased premises), in such risks as is customarily maintained

Agreement for Financial Assistance

by similar businesses operating in the same vicinity, specifically, to include a policy of fire and extended coverage insurance covering all assets, business interruption insurance and general liability insurance, all to be with such companies and in such amounts reasonably satisfactory to DCOA and the City of Abilene (City). Maintain workers compensation insurance or such other insurance in lieu thereof as may be acceptable to such extent and against liability as is commonly maintained by other companies similarly situated. Evidence of such insurance will be supplied to DCOA and the City.

13.	Maintain its corporate existence in good standing and comply with all statutes, rules, laws, regulations and governmental requirements applicable to it or to any of its property, business operations and transactions (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

14.	Promptly advise DCOA in writing of any condition, event or act which comes to TRANSCEND’s attention, and any litigation filed against TRANSCEND, that would or might materially adversely affect TRANSCEND’s financial condition under this Agreement.

15.	Maintain all of its tangible property in reasonably good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, permits, privileges, franchises, certificates and the like necessary for the operation of its business.

III.	REPRESENTATIONS.

1.	TRANSCEND is a corporation, duly organized and in good standing, under the laws of the State of Delaware and has the corporate power to own its property and to carry on its business in each jurisdiction in which TRANSCEND operates.

2.	TRANSCEND has full power and authority to enter into this Agreement, which has been duly authorized by all proper and necessary corporate action, with copies of corporate authorization being provided to the DCOA. No consent or approval of stockholders or of any public authority, which has not been obtained prior to the signing of this Agreement, is required as a condition to the validity of this Agreement, and TRANSCEND is in material compliance with all laws and regulatory requirements to which it is subject.

3.	There are no proceedings pending or, to the knowledge of TRANSCEND, threatened before any court or administrative agency, which will or may have a material adverse effect on the financial condition or operations of TRANSCEND or any subsidiary, except any or all that have been previously publicly announced.

Agreement for Financial Assistance

4.	There are no charter, bylaw or stock provisions of TRANSCEND and no provisions of any existing agreement, mortgage, indenture or contract binding TRANSCEND or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement.

5.	All undisputed income taxes and other taxes, including, without limitation, state and federal sales, use, excise, ad valorem, unemployment, social security and any withholding taxes due and payable through the date of this Agreement have been paid prior to becoming delinquent.

6.	The books and records of TRANSCEND properly reflect TRANSCEND’s financial condition and there has been no material adverse change in TRANSCEND’s financial condition as represented in the statements on hand dated June 30, 2004.

7.	TRANSCEND is headquartered at 945 East Paces Ferry Road, Suite 1475 Atlanta, GA 30326-6629.

IV.	POINT OF CONTACT

On DCOA owned/financed projects, representatives of the Department of Economic Development shall be designated as primary contact person(s) between TRANSCEND, its representatives, agents or contractors, and the related departments of the City of Abilene. The primary contact for DCOA will be the Chief Executive Officer and the secondary contact will be the Contracts Administrator or their respective successors.

Communications regarding the project, both written and oral, between TRANSCEND and the City, and vice versa, shall be conveyed via the contact persons. For example: If TRANSCEND or its representatives, agents or contractors require(s) a construction permit for improvements to it’s leased premises, they should contact the individuals designated above.

The contact person(s) shall act as a liaison between the DCOA, the City, and TRANSCEND to insure communication is enhanced and all issues are addressed in a timely manner. The primary contact for TRANSCEND will be Tom Binion, President, and the secondary contact will be Joseph Bleser, CFO, or their respective successors.

V.	DURATION, TERMINATION

If a violation of the terms and conditions of this Agreement becomes known, TRANSCEND will be notified by DCOA in writing and thereafter shall have 30 days to correct or initiate the correction of the violation. Upon determination by DCOA that TRANSCEND has failed to correct the violation or initiate the correction of the violation and comply with the terms and conditions of this Agreement, the Agreement may be terminated by DCOA at its sole discretion. Said termination may be in whole, or from time to time, in part as violation warrants. Termination will be effective 10 days after delivery of the Notice of Termination to TRANSCEND.

Agreement for Financial Assistance

VI.	EVENTS OF DEFAULT

Subject to the notice and cure provisions of Section V hereof, if any of the following events of default shall occur, DCOA shall have no further obligation to TRANSCEND under this Agreement:

1.	Failure of TRANSCEND to perform any term, covenant or agreement contained in this Agreement, or in any related document(s); or

2.	The DCOA and/or City determines that any representation or warranty contained herein or in any financial statement, certificate, report or opinion submitted to DCOA in connection with or pursuant to the requirements of this Agreement was incorrect or misleading in any material respect when made; or

3.	Any judgment in excess of $100,000.00 is assessed against TRANSCEND or any attachment or other levy against the property of TRANSCEND with respect to a claim remains unpaid, unstayed on appeal, undischarged, not bonded or not dismissed for a period of 30 days; or

4.	TRANSCEND makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts generally as they become due; files a petition in bankruptcy; is adjudicated insolvent or bankrupt; petitions or applies to any tribunal for any receiver or any trustee of TRANSCEND or any substantial part of its property, commences any action relating to TRANSCEND under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect; or if there is commenced against TRANSCEND any such action and such action remains undismissed or unanswered for a period of sixty (60) days from such filing, or TRANSCEND by an act indicates its consent to or approval of any trustee of TRANSCEND or any substantial part of its property; or suffers any such receivership or trustee to and such appointment remains unvacated for a period of sixty (60) days; or,

5.	TRANSCEND substantially changes its present senior management or ownership without written notification to DCOA within thirty (30) days after change; or

6.	TRANSCEND changes the general character of business as conducted at the date hereof, or engages in any type of business not reasonably related to its business as presently and normally conducted.

Agreement for Financial Assistance

VII.	VENUE/COLLECTION

Should any action, whether real or asserted, at law or in equity, arise out of the execution, performance, attempted performance or non-performance of this Agreement, venue for said action shall be in the City of Abilene, Taylor County, Texas. The Agreement shall be governed by the substantive laws of the State of Texas.

Should DCOA have to file suit for collection, TRANSCEND agrees to pay all of DCOA’s reasonable out of pocket expenses in connection with this Agreement and the collection of the outstanding balance. TRANSCEND also agrees to pay all reasonable attorney’s fees and court costs.

VIII.	ASSIGNMENT

TRANSCEND shall not assign all or any part of its rights, privileges, or duties under this Agreement without DCOA’s prior written approval. Written approval shall not be unreasonably withheld. Any attempted assignment of same without approval shall be void, and shall constitute a breach of this Agreement.

IX.	INDEMNITY

TRANSCEND shall operate hereunder as an Independent Contractor and not as an officer, agent, servant, or employee of DCOA and/or City. Nothing herein shall be construed as creating a partnership or joint enterprise between DCOA and/or City and TRANSCEND. It is expressly agreed that no officer, director, member, agent, employee, subcontractor, licensee, or invitee of TRANSCEND is in the paid service of DCOA and/or City. DCOA and/or City does not have the legal right to control the details of the tasks performed hereunder by TRANSCEND, its officers, directors, members, agents, employees, subcontractors, program participants, licensees, or invitees.

TRANSCEND further agrees that it shall at all times exercise reasonable precautions on behalf of, and be responsible for the safety of, its officers, agents, employees, customers, visitors, as well as their property, while performing the tasks required under this Agreement.

TRANSCEND agrees to indemnify, hold harmless, and defend DCOA and the City, their respective officers, agents, and employees from and against all liability for claims, liens, suits, demands, and/or actions for damages, injuries to person (including death), property damage (including loss of use), and expenses including court costs and attorney’s fees, and reasonable costs arising out of or resulting from TRANSCEND’s activities conducted under or incidental to this Agreement and from any liability arising out of or resulting from the intentional acts or negligence, including all such causes of action based on common, constitutional, or statutory law, or based in whole or in part on the negligent or intentional acts or omissions of TRANSCEND, including but not limited to its officers, agents, employees, subcontractors, licensees, invitees, and other persons, excluding DCOA and City of Abilene and their respective officers, agents and employees.

Agreement for Financial Assistance

It is further agreed with respect to the above indemnity that the DCOA and TRANSCEND will each provide the other prompt and timely notice of any event covered which in any way, directly or indirectly, contingently or otherwise, affects or might affect TRANSCEND or DCOA, and each shall have the right to reasonably compromise and defend the same to the extent of its own interest.

X.	INDEBTEDNESS

TRANSCEND hereby agrees to pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon TRANSCEND or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of TRANSCEND’s properties, income, or profits; provided, however, TRANSCEND will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) TRANSCEND shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with auditing standards generally accepted in the United States of America.

XI.	NOTICES

Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be mailed, certified mail, postage prepaid, addressed as follows:

“Borrower”	“Lender”
TRANSCEND SERVICES, INC.	DEVELOPMENT CORPORATION OF ABILENE, INC.
945 East Paces Ferry Road, Suite 1475	P.O. Box 60
Atlanta, GA 30326-6629	Abilene, Texas 79604-0060
(404) 364-8001	(325) 676-6390
Fax: (404)364-8009	(325) 676-6377
E-mail: tom.binion@trcr.com	E-mail: richard.burdine@abilenetx.com
ATTN: Tom Binion	ATTN: Richard Burdine

Notice will be effective upon deposit in the United States mail in the manner provided above. Any party may change its address with written notice to the other party.

Agreement for Financial Assistance

XII.	AGREEMENT

This Agreement and related documents shall constitute the sole agreement between TRANSCEND and DCOA relating to the object of this Agreement and correctly sets forth the complete rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations, verbal or otherwise, not expressly set forth in this Agreement are of no force and effect.

Agreement for Financial Assistance

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRANSCEND SERVICES, INC.		DEVELOPMENT CORPORATION OF ABILENE, INC.

/s/ Larry Gerdes		/s/ Richard Burdine
Name:	, Larry Gerdes	Richard Burdine, CEO
Date:	March 1, 2005	Date: March 1, 2005

ATTEST:		ATTEST:

By:	/s/ Thomas C. Binion	By: /s/ Kim Tarrant
Title:	President & CDO	Kim Tarrant
Contracts Administrator

Federal Tax I.D. No. 33-0378756		APPROVED:

Corporate Seal:

/s/ T. Daniel Santee
City Attorney

/s/ Tom Walding
Risk Manager

Agreement for Financial Assistance

EXHIBIT “A”

QUARTERLY JOB CERTIFICATION FORM

TRANSCEND

Abilene Location - mm-dd-yy through mm-dd-yy (3 months)

Quarter No.

Management Positions

	NAME *	CITY OF RESIDENCE	POSITION	TOTAL REG. HOURS**	TOTAL REG. SALARY**
1	Doe, John	Abilene, TX	Division Manager	520	$11,250
2	Jones, Jane	Abilene, TX	Asst. Manager	200	$3,850
3	Smith, Jill	Abilene, TX	General Manager	260	$6,250
4	Wilson, James	Clyde, TX	Office Manager	520	$7,500

	TOTAL			1500	$28,850

Other Positions

	NAME *	CITY OF RESIDENCE	POSITION	TOTAL REG. HOURS **	TOTAL REG. SALARY **
1	Bailey, June	Abilene, TX	Secretary	520	$5,500
2	Carter, William	Abilene, TX	Transcriptionist	200	$2,880
3	Johnson, Don	Abilene, TX	Transcriptionist	260	$3,744
4	Sullivan, Joe	Clyde, TX	Transcriptionist	520	$7,488

	TOTAL			1500	$19,612

*	List all employees whether employed for one week or the entire 3 months.
**	Please do not include overtime hours or bonuses, but do include vacation, sick and holiday hours if considered regular.

•	Full-time employment equivalents:

Management = 2.9 (1500 total hours/ 520)

Other = 2.9 (1500 / 520)

TOTAL = 5.8

•	Total Payroll = $48,462

•	Average annual wage:

Management = $39,793 ($28,850/2.9 FTE x 4 quarters)

Other = $27,051 ($19,612/2.9 FTE x 4 quarters)

I, «FirstName» «LastName», «JobTitle» for                             , do hereby certify that the employment information provided is true and accurate for the Abilene facility to the best of my knowledge. I also certify the following:

1.	During the 3-month period ended mm-dd-yy, 3,000 regular payroll hours were incurred, equaling 6 FTE’s.

Agreement for Financial Assistance

2.	That at least 51% of the employment positions in existence between the periods stated above were made available to residents of Abilene, Texas or Abilene’s ETJ.

«FirstName» «LastName»	Date

STATE OF TEXAS	X

COUNTY OF TAYLOR	X

This information was acknowledged before me on this      day of                             ,              by «FirstName» «LastName», «JobTitle» for                                     , a Texas corporation, on behalf of said agency.

Notary Public, State of Texas

Notary’s typed or printed name

My commission expires

Agreement for Financial Assistance